UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) November 2, 2022
Quotient Technology Inc.
(Exact name of Registrant as specified in its charter)
Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1260 East Stringham Avenue, Suite 600 Salt Lake City, Utah 84106
(Address of principal executive offices)
(650) 605-4600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	QUOT	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Entry into Financing Facility Commitment Letters

On November 2, 2022, Quotient Technology Inc. (the “Company”) entered into (i) a binding commitment letter (“PNC Commitment Letter”) with PNC Bank, N.A. (“PNC”), in respect of PNC’s commitment to provide Company with a senior secured asset-based revolving credit facility in an initial aggregate principal amount of $50 million (the “PNC Facility”) and (ii) a binding commitment letter (“BT Commitment Letter”) with Blue Torch Capital LP (“BT”), in respect of BT’s commitment to provide Company with a senior secured term loan facility in an aggregate principal amount up to $55 million (the “BT Facility”). The PNC Facility and the BT Facility shall each be secured by the assets of the Company, subject to a split-lien intercreditor agreement, to be entered into among PNC, BT and the Company.

The proceeds of the revolving loans under the PNC Facility and the term loans under the BT Facility, as applicable, shall be used by the Company (i) to repay the principal, accrued and unpaid interest, fees, premiums, if any, and other amounts under the Company’s 1.75% convertible senior notes, (ii) to pay fees, commissions and expenses in connection with the transactions contemplated thereunder, including entering into each of the PNC Facility and the BT Facility and the funding of the loans thereunder, and (iii) for ongoing working capital needs and other general corporate purposes of the Company and its subsidiaries.

Pursuant to the PNC Commitment Letter and the BT Commitment Letter, the final documentation for the PNC Facility and the BT Facility, respectively, shall include conditions to borrowings, representations and warranties, affirmative and negative covenants (including restrictions on the Company’s, and its subsidiaries’, ability to incur indebtedness, create liens, pay dividends and make certain payments, make loans and investments and dispose of assets) and events of default, each to be negotiated and mutually agreed and customary for financings of this type and size.

Senior Secured Asset-Based Revolving Credit Facility Commitment Letter with PNC Bank, N.A.

The PNC Facility shall bear interest at a rate per annum of either (i) the Base Rate (as defined below) plus 0.75%, or (ii) one, three or six-month SOFR plus 1.75% plus the SOFR adjustment detailed in the chart below:

SOFR Adjustment	Interest Period
10 basis points (0.10%)	1-month SOFR
12.5 basis points (0.125%)	3-month SOFR
15 basis points (0.15%)	6-month SOFR

The “Base Rate” under the PNC Facility shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the interest rate per annum announced from time to time by PNC (as administrative agent) at its principal office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by PNC, (ii) the sum of the overnight bank funding rate in effect on such day plus ½ of 1%, and (iii) the sum of the Daily Simple SOFR rate in effect on such day plus 100 basis points (1%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful. Under the terms of the PNC Facility, amounts available for advances would be subject to a borrowing base, which is a formula based on certain eligible receivables and reserves.

The PNC Facility shall mature on the date that is the earlier of (x) the 5th anniversary of the closing date thereof or (y) the date that is 90 days prior to the scheduled maturity date of the BT Facility.

The description of the PNC Commitment Letter, and the PNC Facility terms contained therein, is qualified in its entirety by the copy thereof, which is attached as Exhibit 10.1 and incorporated herein by reference. These descriptions do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation in respect of the PNC Facility.

Senior Secured Financing Facility Commitment Letter with Blue Torch Capital LP

The BT Facility shall bear interest at a rate per annum equal to either (a) a base rate plus 7.00% or (b) term SOFR plus 8.00% plus a SOFR adjustment of 0.26161%. The base rate and the SOFR rate shall be subject to a floor of 2.50% and 1.50%, respectively.

The term loans under the BT Facility shall amortize at a rate of 5.0% per annum, payable in equal quarterly installments, and shall be due and payable in full on the date that is the four (4) years following the closing date.

The description of the BT Commitment Letter, and the BT Facility terms contained therein, is qualified in its entirety by the copy thereof, which is attached as Exhibit 10.2 and incorporated herein by reference. These descriptions do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation in respect of the BT Facility.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Senior Secured Revolving Credit Facility by and between Registrant and PNC Bank, National Association.

10.2 Senior Secured Financing Facility by and between Registrant and Blue Torch Capital LP

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Quotient Technology Inc.
By: /s/ Yuneeb Khan
Yuneeb Khan
Chief Financial Officer and Treasurer
Date: November 8, 2022